Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
February 19, 2015

Thank you Tim and good morning everyone.

During 2014, the Inland Barge Group reported an 11% year-over-year increase in revenues and a 19% increase in operating profit. As expected, operating margin for the fourth quarter declined year-over-year due to a change in product mix. During the fourth quarter, we received orders totaling approximately $130 million, resulting in a backlog of $438 million at the end of December.

I am pleased with our Barge Group’s ability to respond to various demand drivers and generate efficiencies within our plants. This group’s operational flexibility is a key differentiator, enabling us to enhance profitability while responding to customers’ needs. During 2013 and 2014, our team shifted between several product lines to meet those needs. This flexibility is a major accomplishment.

Inquiries for hopper barges have been steady due to strong harvests. However, orders for new 30,000 barrel tank barges have slowed as the market has absorbed a significant amount of new equipment over the last two years. Demand for 10,000 barrel tank barges that serve the chemical markets remains steady, but this represents a smaller segment of the tank barge market.

Our product mix during the first half of 2015 will be similar to the product mix during the 4th Quarter of 2014 with similar margin expectations. At this time, we expect lower margins in the back half of 2015 due to uncertainty related to demand in the tank barge market.

For the year, the Construction Products Group reported year-over-year growth in annual revenues and profit. However, the Group reported a small loss in the fourth quarter. While we expected lower results for the quarter due to normal seasonality, actual results came in below our guidance due to challenges in our highway products business related to ongoing litigation.

The current Federal Highway Bill expires in May of 2015. As a result, some state highway authorities are holding off on longer-term projects until a new highway funding bill is passed. With that being said, I continue to be pleased with the results in our aggregates business. This business has benefitted from the addition of lightweight aggregates to our product portfolio and is performing above our original expectations.

The Energy Equipment Group reported record revenue for the fourth quarter and full year. Operating profit in 2014 increased by 76%, year-over-year. Revenues increased primarily due to the acquisitions we made in 2014 coupled with higher shipments of storage containers serving the energy sector, as well as increased deliveries and improved operational performance in our wind tower business.

As part of the Company’s overall diversification efforts, Trinity acquired the assets of a number of businesses in 2014. These businesses are moving through the integration process, and we expect them to contribute positively to the bottom line in 2015.

The acquisition of Meyer Steel Structures provides Trinity a market-leading position in the North American utility steel structures market. Market leadership is a key consideration when assessing potential acquisitions. While the current market for utility structures is very competitive, we anticipate investment in this industry over the long-term will improve as the demand fundamentals are positive.

Overall, I expect continued financial improvement from the Energy Equipment Group in 2015.

And now, I will turn the presentation over to Steve.